(RITE AID
CORPORATION - LOGO)

Contacts:

Media:
Suzanne Mead
VP Corporate Communications
(717) 975-5887

Investors:
Frank Bergonzi
Executive VP and CFO
(717) 975-5750

FOR IMMEDIATE RELEASE

         RITE AID CORPORATION WITHDRAWS TENDER OFFER FOR
                        REVCO D.S., INC.

       CAMP HILL, PA, April 24, 1996 -- Rite Aid Corporation (RAD:
NYSE, PSE) announced today that it has withdrawn its tender offer for Revco D.S., Inc. The following is a statement from Rite Aid Chairman and Chief Executive Officer Martin Grass:

       "It is apparent to us that the Federal Trade Commission (FTC) has never been interested in reviewing the facts surrounding our intended merger with Revco in an impartial manner. Despite the facts presented that proved this transaction would be pro-consumer, the FTC kept changing the rules of the negotiation.

       "When Rite Aid made an offer which totally responded to all of the Staff's demands, the bar was raised in such a way as to make it impossible for us to clear it. When state negotiations were progressing, the FTC interfered to dissuade certain states from settling before the federal government.

       "It is ironic that the Clinton administration, which had pushed hard early in its administration for competition in the drug provider channel, has now bowed to the potential interests of some of the large prescription drug manufacturers. Any careful analysis of this acquisition, compared to all previous drugstore acquisitions, would have led to the conclusion that Rite Aid would have to divest 50 stores, not the 340 stores Rite Aid offered to sell in its most recent proposal to the FTC on Monday.

       "Rite Aid previously had gained approval from the United States Department of Justice to acquire Revco in 1991. At that time, Revco had positive cash flow and was emerging from bankruptcy and was viewed as a profitable company.

       "In addition, last year, the issue of undue influence on pharmacy benefit managers (PBMs) was carefully reviewed by the FTC in the acquisition of Brooks Drug in Maine by Rite Aid. Rite Aid was given a green light on the state-wide PBM Issue. The situation in Maine was a mirror image of the proposed Revco transaction. Interestingly, arguments that were successfully used by the top FTC lawyer when he represented a competitor of Rite Aid two years ago in private practice, before joining the Commission, were entirely disregarded. Curiously, he did not recuse himself from this case as his superior did who had previously worked for Rite Aid.

       "Drugstore consolidations like the proposed Rite Aid/Revco combination are fraught with peril for any drugstore retailer that desires to grow via acquisition. This is especially true if the planned purchase includes the combination of any two drugstore chains operating in the same state. In our opinion, the future for drugstore acquisitions by chains is very uncertain. This case has introduced unheard of concepts in the application of anti-trust law. In addition, in the eyes of the FTC, the more than 25,000 independent drugstores competing every day in the United States are a non-entity in the retail distribution of pharmaceuticals. This viewpoint can only lead to a gloomy future for these retailers when matters concerning them are reviewed by the FTC.

       "In the middle of the negotiations, the FTC issued a press release admonishing Rite Aid for not having divested two stores obtained in Maine from the Brooks Drug acquisition. It is interesting to note that the Maine Attorney General did not require these stores to be sold because his knowledge of the market led him to believe there were no competitive problems with that proposed merger. Interestingly, the FTC's hand-picked trustee has been trying to sell these stores for the last three months to no avail.

       "Unfortunately, because of the April 29 expiration date of the contract, Rite Aid has determined it was not feasible to litigate this matter with the FTC. In the future, it is our intention to aggressively challenge the flawed FTC concepts in a court of law."

       Rite Aid Corporation, based in Camp Hill, Pennsylvania, is the nation's largest drugstore chain, with over 2,700 stores in 21 states and the District of Columbia.

       General information about Rite Aid including corporate background and press releases is available, free of charge, through the company's News-On-Demand fax service at (800) 916-7788.